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                          BURLINGTON RESOURCES INC.
                        EARNINGS PER SHARE COMPUTATION
                                 EXHIBIT 11.1
                                 (UNAUDITED)



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
                                                                 SECOND QUARTER                            SIX MONTHS
                                                     -------------------------------------    ------------------------------------
                                                            1994                1993                 1994               1993
                                                     ----------------    -----------------    ----------------   -----------------
                                                     Earnings  Shares    Earnings   Shares    Earnings  Shares   Earnings   Shares
                                                     --------  ------    --------   ------    --------  ------   --------   ------
                                                                      (In Thousands, Except per Share Amounts)
Primary earnings per common share:
 Net earnings available for common stock and
  weighted average number of common
  shares outstanding................................ $33,012   129,366   $133,816   129,765   $80,732   129,511  $179,677   129,395
 Stock options assumed exercised - net..............    -          781       -          685      -          751     -         1,205
                                                     -------   -------   --------   -------   -------   -------  --------   -------
 Total net earnings and primary common shares....... $33,012   130,147   $133,816   130,450   $80,732   130,262  $179,677   130,600
                                                     =======   =======   ========   =======   =======   =======  ========   =======
 Primary earnings per common share.................. $   .25             $   1.03             $   .62            $   1.38
                                                     =======             ========             =======            ========

Fully diluted earnings per common share:
 Net earnings available for common stock and
  weighted average number of common
  shares outstanding................................ $33,012   129,366   $133,816   129,765   $80,732   129,511  $179,677   129,395
 Stock options assumed exercised - net..............     -         781       -          877      -          751      -        1,322
                                                     -------   -------   --------   -------   -------   -------  --------   -------
 Total net earnings and fully diluted common shares. $33,012   130,147   $133,816   130,642   $80,732   130,262  $179,677   130,717
                                                     =======   =======   ========   =======   =======   =======  ========   =======
 Fully diluted earnings per common share............ $   .25             $   1.02             $   .62            $   1.37
                                                     =======             ========             =======            ========

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